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                                                                    EXHIBIT 99.1

SCHLUMBERGER COMPLETES SPIN-OFF OF SEDCO FOREX; MERGER OF SEDCO FOREX AND TRANSOCEAN OFFSHORE COMPLETED; MERGER RATIO ANNOUNCED

NEW YORK, December 31, 1999 - Schlumberger Limited [NYSE:SLB] announced today the completion of the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc. [NYSE:RIG], which changed its name to Transocean Sedco Forex Inc. following with the merger.

Schlumberger stockholders now hold approximately 52% of the ordinary shares of Transocean Sedco Forex Inc. and Transocean Offshore Inc. shareholders hold the remaining 48%. Schlumberger Limited retains no ownership in the combined company.

In the spin-off, Schlumberger stockholders received one share of Sedco Forex for each share of Schlumberger owned on the record date of December 20, 1999. In the merger, each Sedco Forex share was exchanged for 0.1936 ordinary share of Transocean Sedco Forex Inc. Stockholders will receive cash in lieu for fractional shares.

Results for the Sedco Forex operations spun off by Schlumberger Limited for this transaction will be reported as discontinued operations in Schlumberger fourth quarter 1999 earnings and for all prior earnings periods.

Schlumberger is a worldwide leader in technical services, with operations in over 100 countries. In 1998, revenue was $10.73 billion (excluding Sedco Forex).